UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 9, 2021

Ladder Capital Corp
(Exact name of registrant as specified in its charter)

Delaware	001-36299	80-0925494
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

345 Park Avenue, 8th Floor	10154
New York, New York	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 715-3170

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A common stock, $0.001 par value	LADR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2021, Ladder Capital Corp (“Ladder”) appointed Paul J. Miceli as Chief Financial Officer, effective March 1, 2021. Mr. Miceli, Ladder’s Director of Finance, will succeed Marc Fox, who, on February 9, 2021, announced his intention to leave Ladder. Mr. Fox will stay on through May 7, 2021, to ensure an orderly transition.

Mr. Miceli, age 41, joined Ladder in July 2019 and has been working alongside Mr. Fox and the senior management team as part of Ladder’s longer-term succession plan. Prior to joining Ladder, Mr. Miceli served as a Managing Director in the accounting and finance group of Colony Capital, Inc. and was employed there from January 2017 to June 2019. He previously served as Deputy Chief Financial Officer of NorthStar Asset Management Group, where he was employed from May 2011 to January 2017, and Manager in the real estate audit practice at Ernst & Young LLP, where he worked from September 2004 to May 2011. Mr. Miceli is a Certified Public Accountant and received a B.S. in Accounting from the University of Delaware.

In connection with Mr. Miceli’s appointment as Chief Financial Officer, Ladder Capital Finance LLC (“LCF”), a subsidiary of Ladder, and Mr. Miceli entered into an employment agreement, dated February 9, 2021 (the “Miceli Employment Agreement”).

The Miceli Employment Agreement provides for a base salary of not less than $350,000 per year and the opportunity to participate in LCF’s standard employee benefit programs. Pursuant to the Miceli Employment Agreement, Mr. Miceli will be eligible to receive a year-end cash bonus from the targeted annual cash bonus pool for Ladder’s management team, as established by the board and the compensation committee, and an annual equity incentive grant to be reasonably determined (including with respect to vesting of any equity incentive grant) by Ladder’s board of directors or compensation committee in consultation with the Chief Executive Officer.

Upon a termination by LCF without cause or by Mr. Miceli for good reason (in each case as defined in the Miceli Employment Agreement), subject to Mr. Miceli’s execution of a release of claims in favor of LCF and its affiliates, Mr. Miceli will be entitled to receive (i) cash severance equal to the lesser of $1,000,000 or the sum of Mr. Miceli’s annual base salary in effect at the time of termination and the average of the annual year-end cash bonuses paid to him with respect to the two calendar years preceding his termination (the “Cash Severance”), 50% of which will be payable in a lump sum and 50% of which will be payable in twelve equal monthly installments, (ii) a prorated portion of Mr. Miceli’s target year-end cash bonus for the year in which such termination occurs, payable at the same time that performance bonuses for such calendar year are paid to our other senior executives (which shall not exceed an amount equal to $1,000,000 minus the amount of the Cash Severance), and (iii) reimbursements for continued health care for up to three months immediately following Mr. Miceli’s termination (or six months if LCF has elected to extend Mr. Miceli’s non-competition obligation), as allowed by law. If Mr. Miceli’s termination occurs within one year of a change in control (as defined in the Company’s Omnibus Incentive Plan) or if, as of the date of Mr. Miceli’s termination, the Company has previously entered into a definitive binding agreement with a buyer that would result in a change in control and such definitive binding agreement remains in effect, then all of the Cash Severance will be payable in a lump sum, as permitted by law.

Pursuant to the Miceli Employment Agreement, Mr. Miceli is subject to a confidentiality covenant, a 90-day post-termination non-competition covenant, which Ladder can elect to extend for another 90 days subject to certain conditions, and a two-year post-termination employee and customer non-solicitation covenant.

The foregoing summary of the Miceli Employment Agreement is qualified in its entirety by reference to the actual agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Miceli Employment Agreement, dated February 9, 2021, between Ladder Capital Finance LLC and Paul J. Miceli
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LADDER CAPITAL CORP

/s/ Kelly Porcella
Kelly Porcella Chief Administrative Officer & General Counsel

Date: February 12, 2021